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EXHIBIT 21

                        SUBSIDIARIES OF OHIO LEGACY CORP

     Ohio Legacy Bank, Wooster, Ohio, a federally-chartered commercial bank.

  Ohio Legacy Trust I, Wooster, Ohio, a statutory business trust, created under the laws of the State of Delaware